FIDELITY BANCORP, INC.
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                          For the
                                                         six months
                                                       ended June 30
                                                       --------------
                                                    1998            1997         12/31/97         12/31/96        12/31/95
                                               -------------   -------------   -------------   -------------   -------------

NET INCOME BEFORE TAXES                         6,795,964.00    5,816,750.00   11,969,459.00    9,790,311.00    9,261,231.00
                                               =============   =============   =============   =============   =============

FIXED CHARGES:
INTEREST EXPENSE ON DEPOSITS                    9,494,947.00    9,176,481.00   18,692,963.00   15,957,942.00   12,335,539.00
INTEREST EXPENSE ON STB                           191,747.00      146,186.00      323,548.00      287,329.00      280,473.00
                                               -------------   -------------   -------------   -------------   -------------
     TOTAL                                      9,686,694.00    9,322,667.00   19,016,511.00   16,245,271.00   12,616,012.00
                                               =============   =============   =============   =============   =============

NET INCOME BEFORE TAXES AND FIXED CHARGES
  EXCLUDING INTEREST ON DEPOSITS               16,482,658.00   15,139,417.00   30,985,970.00   26,035,582.00   21,877,243.00
                                               =============   =============   =============   =============   =============

EARNINGS TO FIXED CHARGES:
  EXCLUDING INTEREST ON DEPOSITS                       36.44           40.79           37.99           35.07           34.02
  INCLUDING INTEREST ON DEPOSITS                        1.70            1.62            1.63            1.60            1.73



                                                  12/31/94        12/31/93
                                               -------------   -------------

NET INCOME BEFORE TAXES                         7,961,063.00    6,042,128.00
                                               =============   =============

FIXED CHARGES:
INTEREST EXPENSE ON DEPOSITS                    8,150,960.00    7,435,535.00
INTEREST EXPENSE ON STB                           285,960.00      163,076.00
                                               -------------   -------------
     TOTAL                                      8,436,920.00    7,598,611.00
                                               =============   =============

NET INCOME BEFORE TAXES AND FIXED CHARGES
  EXCLUDING INTEREST ON DEPOSITS               16,397,983.00   13,640,739.00
                                               =============   =============

EARNINGS TO FIXED CHARGES:
  EXCLUDING INTEREST ON DEPOSITS                       28.84           38.05
  INCLUDING INTEREST ON DEPOSITS                        1.94            1.80
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